AI Powered US Equity Index 5 Q3 2025 Fact CardAiPEX5 Index Returns: SimulatedKey FeaturesAn Artiﬁcially Intelligent Equity Index with IBM Watson™ The AI Powered US Equity Index 5 ("AiPEX5"), a risk controlled, excess return index. AiPEX5 is comprised of approximately 250 U.S. publicly traded companies, selected monthly, that utilizes objective artiﬁcial intelligence to dynamically select the underlying constituents.Information AdvantageRisk ControlEquity SelectionThe AI Powered US Equity Indexes, including AiPEX5, are the ﬁrst and only indexes to use IBM Watson’s unique insights to continuously learn and analyze millions of pieces of traditional and non-traditional data each day.In an attempt to provide steady returns at a reduced risk for the investor, AiPEX5 targets a daily volatility of 5%.Applying what it has learned, AiPEX5 objectively evaluates and scores each of the 1,000 largest U.S. publicly traded companies in order to ﬁnd those whose stock prices are poised for growth and rebalances its portfolio monthly.AiPEX5 Source: Bloomberg, Solactive, EquBot, HSBC from 1/3/2011 to 9/30/2025YTD 1Y 3Y 5Y10Y Annualized Volatility Bloomberg Ticker10YIndex returns as of 9/30/2025AiPEX5 % compound annual returnSPXT5UE % compound annual return Source: Bloomberg, Solactive, EquBot, HSBC from 4/30/2004 to 9/30/2025. The graph above sets forth the hypothetical back-tested performance of the Index from April 30, 2004 through May 4, 2020 and actual index performance thereafter through September 30, 2025. See the risk factors and “Use of Simulated Returns” herein.ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-277211 October 2, 2025Comparative Performance: Historical & Simulated AI Powered US Equity Index 5 (ER) AiPEX5 S&P 500 Daily RC 5% (ER) SPXT5UESPXT5UEAiPEX50.96% 0.47% 3.24% -0.32%4.89%23.29%The HSBC AI Powered US Equity Indexes won the Best New Index award from SPi. This award recognizes the best non-traditional index provider of the year, based on methodology, innovation, and value to investors.Winner Best New Index 202150010001500200025002004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025

Risks Relating to the IndexAiPEX5 3-Step Investment Process3. Diversify Companies are assigned portfolio weights, with the largest weights going to the companies with the highest combined scores (subject to diversiﬁcation and market liquidity limits).2. Select Approximately 250 companies with the highest combined Financial Health, Management, and News and Information Scores are selected for the portfolio.1. Score Scores for the 1,000 largest U.S. companies are calculated based on: • Financial Health Score: evaluates a company’s fundamentals and key ﬁgures. • Management Score: assesses a company’s management strength and thought leadership. • News & Information Score: measures a company’s market sentiment, economic, and geopolitical risks.Index CollaboratorsRisk Factors: • The strategy tracked by and views implicit in AiPEX5 and the AI Powered US Equity Base Index (the “Base Index”) are not guaranteed to succeed. • AiPEX5 and the Base Index were recently launched and have limited operating history. • AiPEX5 may not approximate the Target Volatility. • The volatility-targeting feature may cause AiPEX5 to perform poorly during certain market conditions. • AiPEX5 varies its exposure to the Base Index. • The performance of AiPEX5 will be reduced by the performance of the reference rate and the embedded adjustment factor. • The Base Index selects and weights its underlying constituents based on AI models; the strategies and views implicit in such models and in the Base Index are not guaranteed to succeed. • The method by which the Base Index reweights the underlying constituents and the reallocation period may negatively a ect the level of the Base Index. • The Base Index is exposed to equity risk, including from mid-capitalization companies. • Changes in U.S. Treasury rates and the perceived creditworthiness of the United States may a ect the level of the Base Index. • AiPEX5 and the Base Index are purely notional. Please see the risk factors section of the relevant o ering document for any HSBC-issued investment linked to the AI Powered US Equity Index 5 (the “Index”) for a full description of the risks relating to the Index. Important Disclaimer Information This document is for informational purposes only and intended to provide a general overview of the Index and does not provide the terms of any speciﬁc issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a speciﬁc structured investment, investors should carefully review the relevant disclosure documents which explain in detail the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in ﬁnancial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our a liates, and, accordingly, we make no representation or warranty as to the market data’s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our a liated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has ﬁled a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any o ering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has ﬁled with the SEC for more complete information about HSBC USA Inc. and any related o ering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively,HSBC Securities (USA) Inc. or any dealer participating in the related o ering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. Solactive AG Solactive AG is the administrator and calculation agent of the Index. The ﬁnancial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the ﬁnancial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive AG shall not be liable for any damages, including, without limitation, any loss of proﬁts or business, or any special, incidental, punitive, indirect or consequential damages su ered or incurred as a result of the use (or inability to use) of the Index. Use of Simulated Returns The Index was launched on May 4, 2020 and therefore has limited historical performance. The Base Index has also recently launched and has similarly limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it di cult for you to evaluate the historical performance of the Index and make an informed investment decision than would be the case if the Index and the Base Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index and the Base Index provided in this document refers to simulated performance data created by applying the Index and the Base Index's calculation methodologies to historical prices of the underlying constituents and the reference rate. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. Hypothetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to May 4, 2020 cannot fully reﬂect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. HSBC operates in various jurisdictions through its a liates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. © 2025 HSBC USA Inc. All rights reserved. All Sources: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 through 9/30/2025.